MEXICO CITY	Baker & McKenzie, S.C. Edificio Scotiabank Inverlat, Piso12 Blvd. M. Avila Camacho 1 Col. Lomas de Chapultepec 11009 México, D.F., México

Tel: +52 55 5279 2900
Fax: +52 55 5279 2999
info.mexico@bakernet.com
www.bakernet.com
Asia
Pacific
Bangkok
Beijing
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur
Manila
Melbourne
Shanghai
Singapore
Sydney
Taipei
Tokyo
Europe &
Middle East
Almaty
Amsterdam
Antwerp
Bahrain
Baku
Barcelona
Berlin
Bologna
Brussels
Budapest
Cairo
Dusseldorf
Frankfurt/Main
Geneva
Kyiv
London
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich
North & South
America
Bogota
Brasilia
Buenos Aires
Calgary
Caracas
Chicago
Dallas
Guadalajara
Houston
Juarez
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre
Rio de Janeiro
San Diego
San Francisco
Santiago
Sao Paulo
Tijuana
Toronto
Valencia
Washington, DC
December 8, 2006
Lear Operations Corporation
Lear Seating Holdings Corp. # 50
Lear Corporation EEDS and Interiors
Lear Corporation (Germany) Ltd.
Lear Automotive Dearborn, Inc.
Lear Automotive (EEDS) Spain S.L.
Lear Corporation México, S. de R.L. de C.V.
21557 Telegraph Road
Southfield, MI 48034-5008
RE: Legal opinion of Guarantor’s legal counsel.
Dear Sirs:
We have acted as Mexican counsel to Lear Corporation Mexico, S. de R.L. de C.V. (the “Guarantor”) in connection with certain matters relating to the Registration Statement on Form S-4 (the “Registration Statement”) filed on behalf of Lear Corporation (“Lear”), the Guarantor and certain other Lear subsidiaries with the United States Securities and Exchange Commission (the “Commission”) relating to the offer by Lear to exchange $300,000,000 principal amount of its 8 1/2% Series B Senior Notes due 2013 and $600,000,000 principal amount of Lear’s 8 3/4% Series B Senior Notes due 2016 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantor and certain other Lear subsidiaries (the “Exchange Guarantees” and, together with the Exchange Notes, the “Exchange Securities”) for $300,000,000 aggregate principal amount of the original unregistered 8 1/2% Senior Notes due 2013 and $600,000,000 aggregate principal amount of the original unregistered 8 3/4% Senior Notes due 2016 (the “Original Notes”) and the guarantees for the Original Notes by the Guarantor and certain other Lear subsidiaries (the “Original Guarantees” and, together with the Original Notes, the “Original Securities”). The Exchange Securities will be issued under an Indenture, dated as of November 24, 2006 (the “Indenture”), among Lear, the guarantors party thereto from time to time and The Bank of New York Trust Company N.A., as trustee.
This opinion letter is being furnished to you in connection with the above-mentioned exchange of Exchange Securities for Original Securities, and also pursuant to item 601 (b) (5) of Regulation S-K under the Securities Act of 1933, as amended. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the final Prospectus contained in the Registration Statement (the “Prospectus”).

   MEXICO CITY
In rendering the opinions expressed below, we have examined:
(a)	The documents listed herein below:
I.	The Registration Statement.

II.	An execution copy of the Indenture.

III.	The incorporation charter and by-laws of the Guarantor.

IV.	Resolutions of the shareholders of the Guarantor approving among other things, the filing of the Registration Statement and the issuance and exchange of the Exchange Guarantees for the Original Guarantees.
(b)	Such corporate documents and records of the Guarantor as we have deemed necessary or appropriate to enable us to render the opinions set forth herein.
In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (1) the authenticity of all documents submitted to us as originals, (2) the genuineness of all signatures entered on documents that we examined (other than those of the Guarantor and officers of the Guarantor) and (3) the conformity to authentic originals of documents submitted to us as certified, conformed or photocopies. Additionally, we have assumed and relied upon, the following:
(a)	The accuracy of all certificates and other statements, representations, documents, records and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Indenture, with respect to the factual matters set forth therein;
(b)	All parties to the Indenture reviewed by us (with the exception of the Guarantor) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation and under the laws of all jurisdictions where they are conducting their business or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such agreement and such agreement has been duly authorized, executed and delivered by such parties; and
(c)	The Indenture constitutes the valid and binding obligations of each party thereto (other than the Guarantor) enforceable against such party in accordance with their terms.
Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence of any facts (and have not caused the

   MEXICO CITY
review of any court file or indices) and no inference as to our knowledge concerning any fact should be drawn as a result of the representation undertaken by us.
The lawyers of our firm are admitted to practice in the Mexican Republic (“Mexico”). We do not express our opinion under any law other than the laws of Mexico (the “Jurisdiction”).
The opinions herein are subject to the following qualifications:
(a)	the opinions expressed below, and the enforceability of the Guarantor’s guarantee under the Indenture is subject to and may be limited by bankruptcy, insolvency, fraudulent conveyance, suspension of payments, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally. In this connection, we have assumed Section 10.03 of the Indenture also extends to applicable Mexican law, as far as the Guarantor is concerned.

(b)	in case of any suit brought before Mexican courts, including an enforcement action, such action will be subject to the procedural law of Mexico and the courts should apply Mexican law on statutes of limitations and expiration (“prescripción y caducidad”) notwithstanding the fact that the parties to the Agreements have selected other laws to govern them;

(c)	in the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings (if such document is in a language other than the Spanish language) approved by a court-approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents. Further, the submission of any non-Mexican public document in a court of Mexico from (i) a country which is a party to the Convention Abolishing the Requirements of Legalization for Foreign Public Documents (the Hague convention of October 5, 1961) shall comply with all the requirements provided therein; and (ii) a country which is not a party to such Hague Convention shall comply with the authentication procedure provided for under the laws of Mexico;

(d)	any judgment obtained before a Mexican court may be denominated in Dollars, as the currency in which the obligations under the Agreements or the Guarantee are payable, provided, however, that under Article 8 of the Monetary Law (“Ley Monetaria de los Estados Unidos Mexicanos”) any obligation payable in Mexican territory may be discharged by paying the relevant amount due in Mexican pesos at the exchange rate in effect on the date of payment, as published by the Central Bank of Mexico (“Banco de México”) at the Official Gazette of the Federation (“Diario Oficial de la Federación”);

   MEXICO CITY
(e)	the exercise of any prerogative of the parties under the Indenture, although they may be discretionary, should be supported by the factual assumptions required for their reasonable exercise; in addition, under Mexican law, any party will have the right to contest in court any notice or certificate of such party purporting to be conclusive and binding;

(f)	under Mexican law, a guarantee, pledge or other security device is deemed to be accessory to the principal obligation, is not unconditional and consequently is conditioned to the scope and validity thereof. Accordingly, if the principal obligation is null and void, unenforceable, illegal, discharged, amended, extended, enlarged, or made more burdensome on the Guarantor than the principal obligation, or otherwise changed without the consent of the guarantor, then the guarantor will be released from its obligations under the corresponding guarantee, pledge or other security device.

(g)	we express no opinion regarding US federal or state securities, and similar legislation or the effects thereof, and;

(h)	we express no opinion as to the accuracy of any of the representations and warranties of the guarantors under the Indenture (including those of Guarantor).
Based upon and subject to the foregoing assumptions and qualifications, and having considered such questions of law, as we have deemed necessary as a basis for the opinions express below, we are of the opinion that:
1.	The Exchange Guarantees, and the issuance thereof, have been duly authorized, executed and delivered by the Guarantor.

2.	The Exchange Guarantees will constitute a valid and binding obligation of the Guarantor, entitled to the benefits of the Indenture and enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the Exchange Securities are duly executed and authenticated in accordance with the provisions of the Indenture; and (iii) the Exchange Securities shall have been issued and delivered in exchange for the Original Securities pursuant to the terms set forth in the Prospectus.

3.	The Guarantor has full corporate power and authority to authorize and issue the Exchange Guarantees as provided for in the Prospectus.

   MEXICO CITY
The foregoing opinions are limited to matters involving the laws and authorities of Mexico, and we do not express any opinion as to the laws or orders of any governmental agency or body or court of any other jurisdiction.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement solely and exclusively for the purposes set forth in section titled “Legal Matters” in the Prospectus. In giving such consent, we do not represent nor concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
This opinion is solely for the benefit of the addressees hereof in connection with the execution and delivery of the Agreements, and can be relied upon by The Bank of New York Trust Company N.A., as trustee, under the Indenture, to the same extent as if this opinion were addressed to it, subject to the qualifications, assumptions and limitations stated herein. Except as set forth in the prior paragraph, this opinion may not be relied upon, used by, circulated, quoted, or referred to, nor may copies hereof be delivered to another person, by any other person other than the addressees hereof, The Bank of New York Trust Company N.A., as trustee, under the Indenture, and their agents, without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention, or any changes in the law taking effect, after the date hereof.
Very truly yours,
Baker & McKenzie, S.C.

5